Exhibit 99
FOR IMMEDIATE RELEASE
September 23, 2026
General Mills Reports Fiscal 2027 First-quarter Results and Reaffirms Full-year Outlook

•Net sales of $4.4 billion were down 3 percent due to the U.S. yogurt divestiture; organic net sales¹ were flat
•Operating profit of $634 million was down 63 percent, driven largely by a $1 billion gain on the yogurt divestiture a year ago; adjusted operating profit of $634 million was down 11 percent in constant currency
•Diluted earnings per share (EPS) of $0.74 were down 67 percent; adjusted diluted EPS of $0.75 was down 13 percent in constant currency
•Company reaffirms full-year fiscal 2027 outlook

1Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (September 23, 2026) – General Mills, Inc. (NYSE: GIS) today reported results for its first quarter ended August 30, 2026.
“We are off to an encouraging start in fiscal 2027, driving improved topline performance with stronger product innovation and renovation focused on the benefits consumers are looking for today,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “We are also executing with discipline in a volatile environment, including delivering industry-leading cost savings through our Holistic Margin Management program and our global Transformation initiative. Based on our progress and the actions underway, we remain confident in our ability to deliver our fiscal 2027 guidance.”

Building More Remarkable Brands
General Mills is investing in its brands to restore profitable organic net sales growth, with initiatives that touch all elements of the company’s Remarkable Experience Framework: product, packaging, brand communication, omnichannel execution, and consumer value. With stronger and more remarkable brands, the company is better positioned to deliver sustainable, profitable growth and value creation over the long term.

First Quarter Results Summary
•Net sales were down 3 percent to $4.4 billion, driven by the impact of the U.S. yogurt divestiture. Organic net sales essentially matched year-ago levels.
•Gross margin was unchanged at 33.9 percent of net sales, with higher input costs offset by favorable mark-to-market effects and favorable net price realization and mix. Adjusted gross margin was down 90 basis points to 33.3 percent of net sales, driven by higher input costs, partially offset by favorable net price realization and mix.
•Operating profit of $634 million was down 63 percent, driven primarily by a $1 billion gain on the yogurt divestiture a year ago and lower gross profit dollars in fiscal 2027. Operating profit margin of 14.4 percent was down 2,380 basis points. Adjusted operating profit of $634 million was down 11 percent in constant currency, driven by higher input costs and lower volume, partially offset by favorable net price realization and mix. Adjusted operating profit margin was down 130 basis points to 14.4 percent.
•Net earnings attributable to General Mills of $397 million were down 67 percent and diluted EPS was down 67 percent to $0.74, driven primarily by lower operating profit. Adjusted diluted EPS of $0.75 was down 13 percent in constant currency, driven primarily by lower adjusted operating profit and higher net interest expense.

Operating Segment Results
•The divestiture of the U.S. Yogurt business in the first quarter of fiscal 2026 was the only significant transaction impacting the comparability of financial results between fiscal 2026 and fiscal 2027. The Brazil divestiture was completed on September 2, 2026, subsequent to the end of the first quarter of fiscal 2027.
•Tables may not foot due to rounding.

Components of Fiscal 2027 Reported Net Sales Growth
First Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(9) pts	2 pts	--	(7)%
North America Pet	(6) pts	7 pts	--	Flat
North America Foodservice	(3) pts	4 pts	--	1%
International	6 pts	(3) pts	1 pt	4%
Total	(4) pts	1 pt	--	(3)%

Components of Fiscal 2027 Organic Net Sales Growth
First Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(2) pts	(1) pt	(3)%	--	(4) pts	(7)%
North America Pet	(6) pts	7 pts	Flat	--	--	Flat
North America Foodservice	(1) pt	5 pts	4%	--	(2) pts	1%
International	6 pts	(3) pts	4%	1 pt	--	4%
Total	(1) pt	--	Flat	--	(3) pts	(3)%

Fiscal 2027 Segment Operating Profit Growth
First Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(15)%	(15)%
North America Pet	(12)%	(12)%
North America Foodservice	12%	12%
International	14%	15%
Total	(10)%	(10)%

North America Retail Segment
First-quarter net sales for General Mills’ North America Retail segment were down 7 percent to $2.4 billion, including a 4-point headwind from the U.S. Yogurt divestiture. Net sales were down double digits for the Big G Cereal & Canada operating unit, including the impact of the yogurt divestiture, down mid-single digits for U.S. Snacks, and flat for U.S. Meals & Baking Solutions. Organic net sales were down 3 percent and lagged Nielsen-measured retail sales by approximately 1 point, as expected, driven by changes in retailer inventory. The segment drove a 2-point sequential improvement in retail sales growth in the quarter, with dollar share trends strengthening in the majority of its priority categories. Segment operating profit of $479 million was down 15 percent as reported and in constant currency, including the impact of the yogurt divestiture, due primarily to lower volume and higher input costs, partially offset by favorable net price realization and mix and lower selling, general, and administrative (SG&A) expenses.

North America Pet Segment
First-quarter net sales for the North America Pet segment of $613 million essentially matched year-ago levels. Net sales were up double digits for cat food, up low-single digits for pet treats, and down high-single digits for dog food. Organic net sales were flat and outpaced all-channel retail sales growth by approximately 1 point, due to an extra month of results for the Whitebridge Pet Brands business as its calendar was aligned to the company’s August fiscal quarter end. Changes in retailer inventory were a modest headwind to the segment’s first-quarter results. The company continues to expect retailer inventory will be a low-single-digit headwind to full-year organic net sales results for North America Pet, including the impact of changes in customer mix. First-quarter segment operating profit of $100 million was down 12 percent as reported and in constant currency, driven by higher input costs, lower volume, and higher SG&A expenses, partially offset by favorable net price realization and mix.

North America Foodservice Segment
First-quarter net sales for the North America Foodservice segment were up 1 percent to $523 million, including a 2-point headwind from the U.S. Yogurt divestiture. Organic net sales were up 4 percent, led by growth on cereal and frozen meals. The segment delivered another quarter of strong competitive performance, holding or gaining market share across 100 percent of its priority businesses. Segment operating profit was up 12 percent to $79 million, driven by favorable net price realization and mix, partially offset by higher input costs.

International Segment
First-quarter net sales for the International segment increased 4 percent to $794 million, including a 1-point benefit from foreign currency exchange. Organic net sales were up 4 percent, driven by growth in distributor markets, India, and China. Segment operating profit of $75 million was up 14 percent as reported and up 15 percent in constant currency, driven by higher volume and lower input costs, partially offset by unfavorable net price realization and mix and a double-digit increase in media investment.

Joint Venture Summary
First-quarter constant-currency net sales were down 4 percent for Cereal Partners Worldwide (CPW) and down 3 percent for Häagen-Dazs Japan (HDJ). Combined after-tax earnings from joint ventures totaled $19 million in the quarter compared to $7 million in the prior year, driven primarily by the company’s share of impairment charges and transaction costs related to certain assets held for sale at CPW in the prior year.

Other Income Statement Items
First-quarter unallocated corporate items totaled $78 million net expense in fiscal 2027 compared to $126 million net expense a year ago (please see Note 4 below for more information on these expenses). Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $100 million net expense this year compared to $103 million net expense a year ago.
Divestitures gain totaled $1.05 billion in the first quarter of fiscal 2026, primarily related to the sale of the U.S. yogurt business (please see Note 2 below for more information on this transaction). Restructuring, transformation, impairment, and other exit costs totaled $21 million in the first quarter compared to $16 million a year ago (please see Note 3 below for more information on these charges).
Net interest expense totaled $142 million in the first quarter compared to $133 million a year ago, driven primarily by higher interest rates. The effective tax rate in the quarter was 24.5 percent compared to 25.6 percent last year (please see Note 6 below for more information on our effective tax rate). The first-quarter adjusted effective tax rate was 23.4 percent compared to 24.1 percent a year ago, driven primarily by favorable earnings mix by jurisdiction in fiscal 2027, partially offset by certain nonrecurring discrete tax costs in fiscal 2027.

Cash Flow Generation and Cash Returns
Cash provided by operating activities totaled $298 million in the first quarter compared to $397 million a year ago, driven primarily by lower accrued federal income taxes payable, including tax expense associated with the sale of our U.S. yogurt business in fiscal 2026. This was partially offset by an increase in net earnings, excluding the pretax gain on the divestiture in fiscal 2026. Capital investments totaled $90 million compared to $110 million a year ago. Dividends paid totaled $330 million compared to $331 million a year ago. The company did not repurchase shares in the first quarter of fiscal 2027 compared to $500 million in share repurchases a year ago. Average diluted shares outstanding in the quarter decreased 1 percent to 538 million.

Fiscal 2027 Outlook
General Mills’ top priority is to restore profitable organic net sales growth over the long term by making its brands resonate more deeply with consumers, leveraging all elements of its Remarkable Experience Framework. For fiscal 2027, the company expects category growth to be consistent with recent trends and below its long-term historical growth rate, driven by a continued challenging consumer backdrop. With its base price investment actions completed in fiscal 2026, the company is shifting its focus in fiscal 2027 to product innovation and renovation news centered on the benefits that matter most to today’s consumers, including better-for-you benefits like protein and fiber, bold flavors, fun, and indulgence, as well as the continued trend in pet humanization. This approach is expected to further strengthen its brands and drive improved organic net sales performance in fiscal 2027.
On the bottom line, General Mills continues to expect to generate at least $750 million in savings from its Holistic Margin Management productivity program, its global transformation initiative, and other cost savings actions in fiscal 2027, which are expected to offset input cost inflation and brand investments. In addition to those factors, the company continues to expect headwinds of approximately 9 points on operating profit and 11 points on EPS in fiscal 2027 from lapping the 53rd week in fiscal 2026, normalizing corporate incentive expense, and the impact of fiscal 2026 divestitures.

Based on the above assumptions, General Mills reaffirmed its full-year financial targets² for fiscal 2027:

•Organic net sales are expected to range between down 1.5 percent and up 0.5 percent.
•Adjusted operating profit is expected to be down 13 percent to down 8 percent in constant currency.
•Adjusted diluted earnings are expected to be between $3.00 and $3.20 per share.
•Free cash flow conversion is expected to be approximately 95 percent of adjusted after-tax earnings.

The net impact of divestitures, foreign currency exchange, and the 53rd week is now expected to reduce full-year fiscal 2027 reported net sales growth by approximately 4 percent, driven primarily by the 53rd week comparison and the Brazil divestiture. Foreign currency exchange is not expected to have a material impact on adjusted operating profit growth or adjusted diluted EPS growth in fiscal 2027.

2Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, September 23, 2026, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question-and-answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2027 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: imposed and threatened tariffs by the United States and its trading partners; disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, tariffs, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring, transformation and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations and tariffs; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts
(Investors) Jeff Siemon: +1-763-764-3202
(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 30, 2026	Aug. 24, 2025	% Change
Net sales	$4,389.5	$4,517.5	(3)%
Cost of sales	2,902.3	2,984.7	(3)%
Selling, general, and administrative expenses	832.2	845.1	(2)%
Divestitures gain	—	(1,054.4)	NM
Restructuring, transformation, impairment, and other exit costs	21.4	16.3	31%
Operating profit	633.6	1,725.8	(63)%
Benefit plan non-service income	(10.6)	(15.1)	(30)%
Interest, net	142.2	132.8	7%
Earnings before income taxes and after-tax earnings from joint ventures	502.0	1,608.1	(69)%
Income taxes	122.8	410.9	(70)%
After-tax earnings from joint ventures	18.9	6.8	178%
Net earnings, including earnings (loss) attributable to noncontrolling interests	398.1	1,204.0	(67)%
Net earnings (loss) attributable to noncontrolling interests	1.1	(0.2)	NM
Net earnings attributable to General Mills	$397.0	$1,204.2	(67)%
Earnings per share – basic	$0.74	$2.22	(67)%
Earnings per share – diluted	$0.74	$2.22	(67)%

	Quarter Ended
Comparisons as a % of net sales	Aug. 30, 2026	Aug. 24, 2025	Basis Pt Change
Gross margin	33.9%	33.9%	Flat
Selling, general, and administrative expenses	19.0%	18.7%	30
Operating profit	14.4%	38.2%	(2,380)
Net earnings attributable to General Mills	9.0%	26.7%	(1,770)

	Quarter Ended
Adjusted comparisons as a % of net sales (a):	Aug. 30, 2026	Aug. 24, 2025	Basis Pt Change
Adjusted gross margin	33.3%	34.2%	(90)
Adjusted operating profit	14.4%	15.7%	(130)
Adjusted net earnings attributable to General Mills	9.2%	10.4%	(120)
(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended
	Aug. 30, 2026	Aug. 24, 2025	% Change
Net sales:
North America Retail	$2,451.8	$2,625.5	(7)%
International	794.3	760.2	4%
North America Pet	612.8	610.0	Flat
North America Foodservice	523.1	516.7	1%
Total segment net sales	$4,382.0	$4,512.4	(3)%
Corporate and other	7.5	5.1	47%
Total net sales	$4,389.5	$4,517.5	(3)%
Operating profit:
North America Retail	$478.6	$564.2	(15)%
International	75.2	65.7	14%
North America Pet	99.5	112.9	(12)%
North America Foodservice	79.4	70.6	12%
Total segment operating profit	$732.7	$813.4	(10)%
Unallocated corporate items	77.7	125.7	(38)%
Divestitures gain	—	(1,054.4)	NM
Restructuring, transformation, impairment, and other exit costs	21.4	16.3	31%
Operating profit	$633.6	$1,725.8	(63)%

	Quarter Ended
	Aug. 30, 2026	Aug. 24, 2025	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	19.5%	21.5%	(200)
International	9.5%	8.6%	90
North America Pet	16.2%	18.5%	(230)
North America Foodservice	15.2%	13.7%	150
Total segment operating profit	16.7%	18.0%	(130)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Aug. 30, 2026	Aug. 24, 2025	May 31, 2026
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$433.1	$952.9	$453.8
Receivables	1,775.2	1,804.3	1,646.8
Inventories	2,163.2	2,051.5	1,917.9
Prepaid expenses and other current assets	512.8	431.1	599.8
Total current assets	4,884.3	5,239.8	4,618.3
Land, buildings, and equipment	3,383.4	3,583.2	3,443.4
Goodwill	14,113.1	15,660.2	14,122.4
Other intangible assets	6,710.2	7,087.3	6,716.9
Other assets	1,182.4	1,445.1	1,115.7
Total assets	$30,273.4	$33,015.6	$30,016.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,715.2	$3,740.0	$3,729.5
Current portion of long-term debt	1,046.8	2,166.5	1,053.6
Notes payable	201.6	22.1	68.4
Other current liabilities	1,473.4	2,031.0	1,472.8
Liabilities held for sale	503.0	—	449.8
Total current liabilities	6,940.0	7,959.6	6,774.1
Long-term debt	12,367.2	12,218.4	12,416.0
Deferred income taxes	2,260.4	2,056.9	2,265.8
Other liabilities	1,242.0	1,261.8	1,180.2
Total liabilities	22,809.6	23,496.7	22,636.1
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,153.0	1,107.1	1,200.9
Retained earnings	20,581.4	22,791.1	20,514.9
Common stock in treasury, at cost, shares of 219.9, 219.9 and 220.9	(11,842.6)	(11,866.6)	(11,900.6)
Accumulated other comprehensive loss	(2,516.9)	(2,600.5)	(2,522.3)
Total stockholders’ equity	7,450.4	9,506.6	7,368.4
Noncontrolling interests	13.4	12.3	12.2
Total equity	7,463.8	9,518.9	7,380.6
Total liabilities and equity	$30,273.4	$33,015.6	$30,016.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended
	Aug. 30, 2026	Aug. 24, 2025
Cash Flows - Operating Activities
Net earnings, including earnings (loss) attributable to noncontrolling interests	$398.1	$1,204.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	139.8	138.7
After-tax earnings from joint ventures	(18.9)	(6.8)
Distributions of earnings from joint ventures	10.9	26.9
Stock-based compensation	21.8	15.1
Deferred income taxes	(18.0)	10.0
Pension and other postretirement benefit plan contributions	(6.6)	(5.2)
Pension and other postretirement benefit plan costs	(3.0)	(6.7)
Divestitures gain	—	(1,054.4)
Restructuring, transformation, impairment, and other exit costs	21.0	(2.7)
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	(251.5)	58.8
Other, net	4.2	19.3
Net cash provided by operating activities	297.8	397.0
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(90.5)	(109.5)
Proceeds from divestitures	—	1,803.4
Investments in affiliates, net	(25.4)	—
Proceeds from disposal of land, buildings, and equipment	—	2.8
Other, net	—	(1.9)
Net cash (used) provided by investing activities	(115.9)	1,694.8
Cash Flows - Financing Activities
Change in notes payable	132.7	(654.8)
Proceeds from common stock issued on exercised options	—	0.2
Purchases of common stock for treasury	—	(500.0)
Dividends paid	(330.5)	(330.9)
Other, net	(11.8)	(21.7)
Net cash used by financing activities	(209.6)	(1,507.2)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	4.4
(Decrease) increase in cash and cash equivalents	(27.9)	589.0
Cash and cash equivalents - beginning of year (includes $37.9 million of cash classified as held for sale as of May 31, 2026)	491.7	363.9
Cash and cash equivalents - end of period (includes $30.7 million of cash classified as held for sale as of Aug. 30, 2026)	$463.8	$952.9
Cash Flows from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(58.5)	$0.9
Inventories	(261.1)	(135.2)
Prepaid expenses and other current assets	90.4	36.6
Accounts payable	(32.1)	(252.5)
Other current liabilities	9.8	409.0
Changes in current assets and liabilities	$(251.5)	$58.8
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)During the fourth quarter of fiscal 2026, we entered into a definitive agreement to sell our business in Brazil to Café Três Corações S.A. (3corações) for a base price of R$800 million, subject to certain specified deductions and customary post-closing adjustments. As a result, we have classified relevant assets and liabilities (the disposal group) associated with our Brazil business as held for sale in our Consolidated Balance Sheets as of August 30, 2026, and May 31, 2026. In the fourth quarter of fiscal 2026, upon initial classification of the disposal group as held for sale, we recorded a $1,032 million non-cash pre-tax loss to value the disposal group at the lower of its carrying value or fair value less costs to sell based on estimated net proceeds, which was based on Level 2 inputs in the fair value hierarchy and included the impact of accumulated foreign currency translation losses that will be reclassified to earnings upon sale. In the first quarter of fiscal 2027, we recorded an additional non-cash pre-tax loss of $24 million based on changes to the carrying value of the disposal group, including the change in accumulated foreign currency translation losses, and a revised estimate of net proceeds. We recorded the loss in restructuring, transformation, impairment, and other exit costs in our Consolidated Statements of Earnings, and adjusted the reserve for assets held for sale and accrual for the loss in excess of assets held for sale accordingly.

On September 2, 2026, subsequent to the end of the first quarter of fiscal 2027, we completed the sale of our business in Brazil to 3corações. We expect to record certain customary post-closing sale price adjustments in the second quarter of fiscal 2027.

During the first quarter of fiscal 2026, we completed the sale of our United States yogurt business to Groupe Lactalis S.A. and recorded a pre-tax gain of $1,046 million.

During the third quarter of fiscal 2025, we completed the sale of our Canada yogurt business to Sodiaal International and recorded a pre-tax gain of $96 million. In the first quarter of fiscal 2026, we recorded a sale price adjustment that resulted in an $8 million increase to the pre-tax gain.

(3)Restructuring, transformation, and impairment charges are recorded in our Consolidated Statement of Earnings as follows:

	Quarter Ended
In Millions	Aug. 30, 2026	Aug. 24, 2025
Restructuring, transformation, impairment, and other exit costs	$21.4	$16.3
Cost of sales	2.5	2.0
Total restructuring, transformation, and impairment charges	$23.9	$18.3

In the first quarter of fiscal 2027, we recorded an additional $24 million non-cash pre-tax valuation loss related to the planned divestiture of our Brazil business. Please see Note 2 for additional information.

In the first quarter of fiscal 2027, we did not undertake any new restructuring actions or transformation actions. We recorded $18 million of restructuring and transformation charges in the first quarter of fiscal 2026 related to actions previously announced. We expect these actions to be completed by the end of fiscal 2030.

(4)Unallocated corporate expenses totaled $78 million in the first quarter of fiscal 2027, compared to $126 million in the same period in fiscal 2026. In the first quarter of fiscal 2027, we recorded a $30 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to an $8 million net increase in expense in the same period last year. Additionally, in the first quarter of fiscal 2027, we recorded $4 million of transaction costs primarily related to the definitive agreement to sell our Brazil business, compared to $12 million of transaction costs related to the sale of our United States yogurt business in the same period last year.

(5)Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 30, 2026	Aug. 24, 2025
Net earnings attributable to General Mills	$397.0	$1,204.2
Average number of common shares – basic EPS	537.4	541.3
Incremental share effect from: (a)
Stock options	—	0.2
Restricted stock units and performance share units	0.5	1.0
Average number of common shares – diluted EPS	537.9	542.5
Earnings per share – basic	$0.74	$2.22
Earnings per share – diluted	$0.74	$2.22
(a)Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)The effective tax rate for the first quarter of fiscal 2027 was 24.5 percent compared to 25.6 percent for the first quarter of fiscal 2026. The 1.1 percentage point decrease was primarily due to certain unfavorable tax components related to the divestiture of our United States yogurt business in fiscal 2026 and favorable earnings mix by jurisdiction in fiscal 2027, partially offset by certain nonrecurring discrete tax costs in fiscal 2027. Our effective tax rate excluding certain items affecting comparability was 23.4 percent in the first quarter of fiscal 2027, compared to 24.1 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.7 percentage point decrease was primarily due to favorable earnings mix by jurisdiction in fiscal 2027, partially offset by certain nonrecurring discrete tax costs in fiscal 2027.

(7)We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors, and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2027 outlook for organic net sales growth, constant-currency adjusted operating profit and adjusted diluted EPS, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring and transformation charges, transaction and acquisition integration costs, acquisitions, divestitures, mark-to-market effects, and a 53rd week from the prior year. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures, and restructuring and transformation actions throughout fiscal 2027. The unavailable information could have a significant impact on our fiscal 2027 GAAP financial results.

For fiscal 2027, we currently expect: the net impact from foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), divestitures completed in fiscal 2026 and 2027, and a 53rd week from the prior year to decrease net sales growth by approximately 4 percent; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring and transformation charges and transaction and acquisition integration costs related to actions previously announced to total approximately $80 million to $85 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Mark-to-market effects
Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Valuation loss on held for sale business
Non-cash valuation loss related to the planned divestiture of our Brazil business recorded in fiscal 2027. Please see Note 2.

Transaction costs
Fiscal 2027 transaction costs primarily related to the definitive agreement to sell our Brazil business. Fiscal 2026 transaction costs related to the sale of our United States yogurt business. Please see Note 2.

Acquisition integration costs
Integration costs related to the Whitebridge Pet Brands acquisition in fiscal 2025 recorded in fiscal 2027 and fiscal 2026, and the acquisition of a pet food business in Europe in fiscal 2024 recorded in fiscal 2026.

Restructuring and transformation charges
Restructuring and transformation charges related to previously announced actions recorded in fiscal 2027 and fiscal 2026. Please see Note 3.

CPW asset impairments and transaction costs
CPW transaction costs related to the sale of certain assets in fiscal 2026 recorded in fiscal 2027. CPW asset impairment charges and transaction costs related to certain assets held for sale recorded in fiscal 2026.

Divestitures gain
Divestitures gain recorded in fiscal 2026 related to the sale of our United States yogurt business in fiscal 2026 and Canada yogurt business in fiscal 2025. Please see Note 2.

Investment activity, net
Valuation adjustments of certain corporate investments in fiscal 2026.

Adjusted Operating Profit Growth and Related Constant-currency Growth Rate
This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.
Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended
In Millions	Aug. 30, 2026	Aug. 24, 2025	Change
Operating profit as reported	$633.6	$1,725.8	(63)%
Mark-to-market effects	(29.5)	8.5
Valuation loss on held for sale business	23.7	—
Transaction costs	4.3	11.8
Acquisition integration costs	1.7	1.4
Restructuring and transformation charges	0.2	18.3
Divestitures gain	—	(1,054.4)
Investment activity, net	—	(0.2)
Adjusted operating profit	$634.0	$711.2	(11)%
Foreign currency exchange impact			Flat
Adjusted operating profit growth, on a constant-currency basis			(11)%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rate
This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.
The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended
Per Share Data	Aug. 30, 2026	Aug. 24, 2025	Change
Diluted earnings per share, as reported	$0.74	$2.22	(67)%
Valuation loss on held for sale business	0.04	—
Mark-to-market effects	(0.04)	0.01
Transaction costs	0.01	0.02
Restructuring and transformation charges	—	0.03
Divestitures gain	—	(1.43)
CPW asset impairments and transaction costs	—	0.02
Adjusted diluted earnings per share	$0.75	$0.86	(13)%
Foreign currency exchange impact			Flat
Adjusted diluted earnings per share growth, on a constant-currency basis			(13)%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales
We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Aug. 30, 2026		Aug. 24, 2025
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,487.2	33.9%	$1,532.8	33.9%
Mark-to-market effects	(29.5)	(0.7)%	8.5	0.2%
Restructuring charges	2.5	0.1%	2.0	—%
Acquisition integration costs	1.1	—%	—	—%
Adjusted gross margin	$1,461.3	33.3%	$1,543.3	34.2%

Operating profit as reported	$633.6	14.4%	$1,725.8	38.2%
Mark-to-market effects	(29.5)	(0.7)%	8.5	0.2%
Valuation loss on held for sale business	23.7	0.5%	—	—%
Transaction costs	4.3	0.1%	11.8	0.3%
Acquisition integration costs	1.7	—%	1.4	—%
Restructuring and transformation charges	0.2	—%	18.3	0.4%
Divestitures gain	—	—%	(1,054.4)	(23.3)%
Investment activity, net	—	—%	(0.2)	—%
Adjusted operating profit	$634.0	14.4%	$711.2	15.7%

Net earnings attributable to General Mills as reported	$397.0	9.0%	$1,204.2	26.7%
Valuation loss on held for sale business, net of tax (b)	23.7	0.5%	—	—%
Mark-to-market effects, net of tax (b)	(22.7)	(0.5)%	6.5	0.1%
Transaction costs, net of tax (b)	3.3	0.1%	9.1	0.2%
Acquisition integration costs, net of tax (b)	1.3	—%	1.1	—%
CPW asset impairments and transaction costs	0.8	—%	11.8	0.3%
Restructuring and transformation charges, net of tax (b)	0.1	—%	14.1	0.3%
Divestitures gain, net of tax (b)	—	—%	(777.5)	(17.2)%
Investment activity, net, net of tax (b)	—	—%	(0.2)	—%
Adjusted net earnings attributable to General Mills	$403.6	9.2%	$469.0	10.4%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)Net sales less cost of sales.
(b)See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates
We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Aug. 30, 2026
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(15)%	Flat	(15)%
International	14%	(1) pt	15%
North America Pet	(12)%	Flat	(12)%
North America Foodservice	12%	Flat	12%
Total segment operating profit	(10)%	Flat	(10)%
Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate
We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	Aug. 30, 2026		Aug. 24, 2025
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$502.0	$122.8	$1,608.1	$410.9
Mark-to-market effects	(29.5)	(6.8)	8.5	2.0
Valuation loss on held for sale business	23.7	—	—	—
Transaction costs	4.3	1.0	11.8	2.7
Acquisition integration costs	1.7	0.4	1.4	0.3
Restructuring and transformation charges	0.2	—	18.3	4.3
Divestitures gain	—	—	(1,054.4)	(276.9)
Investment activity, net	—	—	(0.2)	(0.1)
As adjusted	$502.4	$117.5	$593.5	$143.2
Effective tax rate:
As reported		24.5%		25.6%
As adjusted		23.4%		24.1%
Sum of adjustments to income taxes		$(5.4)		$(267.7)
Average number of common shares - diluted EPS		537.9		542.5
Impact of income tax adjustments on adjusted diluted EPS		$0.01		$0.49
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)Earnings before income taxes and after-tax earnings from joint ventures.